Exhibit 10.16

Mawson Infrastructure Group, Inc.

201 Clark Street

Sharon, PA 16146

Ryan Costello

1900 M Street,

Washington, DC

20036

Via email: ryan@ryancostello.com

[9/25/2023]

RE: Mawson Infrastructure Group, Inc. (“Company”)

Dear Ryan,

I am pleased to confirm that following consideration by the Nominating Committee, the Board of Directors of the Company, (the “Board”), has approved the contents of this letter agreement for your appointment as a Non-Executive Director commencing October 2, 2023 subject to you confirming your acceptance of these terms and conditions.

It is understood that you will not be an employee of the Company.

1.	APPOINTMENT

1.1

Your appointment is subject to the Certificate of Incorporation and By-laws of the Company as is currently in effect and as may be modified or amended from time to time (collectively, the “Constitution”). Nothing in this letter will be taken to exclude or vary the terms of the Constitution as it applies to you as a director of the Company. Your continued service as a director is subject to your re-election by the Company’s shareholders at the 2024 annual stockholders’ meeting and to re-election at any subsequent annual stockholders’ meeting at which either the Constitution requires, or the Board resolves, that you stand for re-election.

1.2

Continuation of your service as a director is also contingent on satisfactory performance, as determined by the nominating committee of the Board, and any relevant statutory provisions relating to the removal of a director.

1.3

The nominating committee of the Board may nominate you to serve for successive term(s), in its discretion and subject to your agreement and your re-election at the annual stockholders’ meetings in accordance with the Constitution. Notwithstanding any mutual expectation, you have no right to re-nomination by the Board, either annually or after any period of time.

1.4	You may be appointed to serve on one or more committees of the Board. Your appointments are or will be as follows (until the committees or the Board decide otherwise):

Audit Committee	Member
Compensation Committee	Member, Chairman
Nomination and Governance Committee	Member

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1.5	You agree to comply with the Code of Ethics, as may be amended from time to time, which is available on the Company website.

1.6	The Board may request that you resign from your role as a member of the Board, and you agree to resign, if you:

(a)	commit a material breach of your obligations under this letter;

(b)

commit any serious or repeated breach or non-observance of your obligations to the Company (which include an obligation not to breach your duties to the Company, whether statutory, fiduciary or common law);

(c)

are guilty of any fraud or dishonesty or have acted in a manner which, in the opinion of the Company acting reasonably, brings or is likely to bring you or the Company into disrepute or is materially adverse to the interests of the Company;

(d)	are convicted of any criminal offence that results in a material penalty or imprisonment;

(e)	are restricted or disqualified from acting as a director of any company;

(f)

have been absent for several meetings without permission of the Board from meetings of the directors held during that period and your alternate director (if any) will not have attended any such meeting in your place during such period and all of your co-directors pass a resolution that by reason of such absence you have vacated your office;

(g)	are required in writing (whether in electronic form or otherwise) by all your co-directors to resign; or

(h)	have not complied with the Company’s policies or any material applicable laws.

2.	TIME COMMITMENT

2.1

You will be expected to spend a sufficient amount of time as may be necessary to adequately prepare for and attend any meetings of the Board and its committees as may be called from time to time. You will be expected to devote such time as is necessary for the proper performance of your duties.

2.2

The nature of the role makes it impossible to be specific about the maximum time commitment, and there is always the possibility of additional time commitment in respect of preparation time and ad hoc matters which may arise from time to time, and particularly when the Company is undergoing a period of increased activity. At certain times it may be necessary to convene additional Board, committee, or shareholder meetings.

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3.	FEES AND EXPENSES

3.1

You will be paid an annual fee of $112,500 (USD) gross (current at the date of this letter) (“Cash Compensation”) subject to review and change at the discretion of the Company, which shall be paid monthly in arrears. Please accordingly invoice the Company for your monthly director fees.

3.2

In addition, non-employee directors of the Company are entitled to receive an annualized equivalent equity grant of $112,500 (USD) of restricted stock units under the Company’s 2023 Equity Incentive Plan which shall be granted pro-rata based on your commencement date and shall vest, be exercisable and deliverable as determined by the Company. Such grant shall be considered during a future regular equity grant meeting as held by the Board.

3.3	Fees will be subject to periodic review by the compensation committee of the Board.

3.4

The Company will reimburse you for all reasonable and properly-documented expenses you incur in performing the duties of your office. The procedure and other guidance in respect of expense claims is set out in the Company’s guide relating to expense claims from time to time or, if no such guide is in place, as agreed with the Chairman of the Board.

3.5

Unless otherwise agreed between you and the compensation committee of the Board, on termination of your services as a director you will only be entitled to such fees as may have accrued to the date of termination, together with reimbursement in the normal way of any expenses properly incurred prior to that date.

4.	INDEPENDENCE AND OUTSIDE INTERESTS

4.1	The Board of the Company has determined you to be independent, taking account of the guidance contained in Nasdaq Rules.

4.2

You acknowledge the importance of avoiding conflicts of interest and the appearance of conflicts of interest. Accordingly, you have disclosed all present or currently existing conflicts and agree to disclose to the Company any future commitments, whether such commitments create potential or actual conflicts of interest or the appearance of any conflicts. In the event that you become aware of any further potential or actual conflicts of interest, these should be disclosed to the Chairman as soon as they become apparent, and the agreement of the Board may have to be sought. You should immediately recuse yourself from decision making on any matter on which there is a conflict.

4.3

You represent to the Company that the performance of your duties as a director of the Company do not and will not violate any agreement or obligation, whether written or not, that you may have with or to any person.

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5.	CONFIDENTIALITY

5.1

You acknowledge that as a director you will have fiduciary duties to the Company, which include, but are not limited to keeping all information acquired during your appointment confidential and not be releasing, communicating, or disclosing it either during your service or after you stop serving at a director, to third parties without my prior clearance.

5.2	You acknowledge the need to hold and retain Company information (in whatever format you may receive it) under appropriately secure conditions.

5.3	You will notify the Company promptly if you are subpoenaed or otherwise served with legal process in any manner involving the Company.

5.4

In the event of any claim or litigation against the Company, or any officer, employee, or director of the Company, based upon any alleged conduct, acts or omissions, you will cooperate with the Company and provide to the Company such information and documents in your possession or control as are necessary and reasonably requested by the Company or its counsel.

5.5

Nothing in this paragraph will prevent you from disclosing information which you are entitled or required to disclose under any statutory provision, provided that the disclosure is made in accordance with the provisions of such statutory provision.

6.	DEALING IN THE COMPANY’S SHARES, FILINGS

6.1	You agree to comply with the insider trading policy, as may be amended from time to time, which is available on the Company website.

6.2	You agree to give prior notice to the Company of any trades you intend to make in the Company’s stock, and the assist the Company with any necessary filings.

7.	REVIEW PROCESS

The performance of individual directors and the whole Board and its committees is evaluated annually.

8.	INDEPENDENT PROFESSIONAL ADVICE

Circumstances may occur when, in the execution of your duties as a director, it will be appropriate for you to seek advice from independent advisers at the Company’s expense. With the approval of the Chairman, the Company will reimburse the reasonable cost of expenditure incurred by you in such circumstances in accordance with any policy in effect from time to time.

Copies of this advice would normally be expected to be made available to, and for the benefit of all Board members, unless otherwise agreed by the Chairman.

All directors have direct access to the General Counsel / Corporate Secretary for advice and assistance where appropriate. If you wish to contact a member of the Company’s management, the Corporate Secretary is available to facilitate that meeting for you.

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9.	CHANGES TO PERSONAL DETAILS

You will advise the Corporate Secretary promptly of any change in address or other personal contact details.

10.	RETURN OF PROPERTY

Upon termination of your service as a director of the Company (for whatever cause), you will deliver to the Company or destroy, at the Company’s discretion, all documents, records, papers, or other Company property which may be in your possession or under your control, and which relate in any way to the Company’s business affairs, and you will not retain any copies thereof.

If you are agreeable to accepting your appointment on the foregoing terms and conditions, I would ask you to sign and return one copy of this letter to me.

Yours sincerely,

/s/ Greg Martin
Greg Martin
Chairman of the Board
Mawson Infrastructure Group, Inc

I confirm and agree to the terms of my appointment as a non-executive director of the Company as set out in this letter.

/s/ Ryan Costello
Ryan Costello
Date: Sep 26, 2023

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